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                                                                   EXHIBIT 10.21

March 11, 2001


Frederick W. Geissinger
Vice Chairman
American General Corporation
2929 Allen Parkway
Houston, Texas 77019-2155

Dear Mr. Geissinger:

          In connection with the transactions (the "Transactions") contemplated by the Agreement and Plan of Merger, dated as of the date hereof, among Prudential plc (the "Parent"), Holborn Delaware Partnership, Ascend Merger Corp. and American General Corporation (the "Company") (the "Merger Agreement"), the Parent, the Company and you desire to agree to certain amendment and supplements to your current employment agreement with the Company, dated as of May 1 2000 (the "Employment Agreement"), your current Change in Control Severance Agreement with Company, dated as of April 1, 2000 (the "Severance Agreement") and your current Split Dollar Agreement, dated May 15, 1998 and amended May 15, 2000, between Company and Louis B. Frost, as Trustee of The Frederick W. Geissinger Irrevocable Trust dated May 13, 1998 (as so amended, the ("Split Dollar Agreement"), and together with the Employment Agreement and the Severance Agreement, the "Current Agreements". The terms of this letter agreement and the amendments and supplements to the Current Agreements described herein will become effective upon, and are subject to, the Effective Time of the Merger (as such terms are defined in the Merger Agreement) (other than the provisions of Paragraphs 7 and 9, which shall become effective upon your execution of this letter agreement). Unless otherwise specified, capitalized terms used herein without definition shall have the meanings assigned thereto in the Current Agreements.

          1. Company Position: Certain Compensation. Effective upon the Effective Time and thereafter during the term of your employment with the Company, you will serve as an officer of the Company and as President and Chief Executive Officer of its Consumer Lending Division. You hereby acknowledge and agree that neither the consummation of the Transactions (including the result that the Company becomes a subsidiary of Parent) nor any changes in your title, position, duties, responsibilities and authority contemplated by this Paragraph 1 or this letter agreement constitutes or will constitute any of the events described in the definition of Good Reason under any of the Current Agreements.

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          Notwithstanding any provision of the Employment Agreement to the contrary, but subject to your continued employment with the Company until the payment or award date, as applicable, (i) your annual bonus for calendar year 2001, payable to you in calendar year 2002, shall not be less than your annual bonus for calendar year 2000 paid to you in calendar year 2001 and prior to the date hereof and (ii) in calendar year 2002, you will receive an annual grant of equity based awards with respect to the ordinary shares of Parent that is at least equal in value (determined using the Black-Scholes valuation method with respect to options and in a manner consistent with the prior practices of the Company) to the value (as so determined) of all options, restricted shares and Performance Awards contained in a Performance Based Restricted Stock Award with respect to shares of the Company common stock that were granted to you in calendar year 2001 and prior to the date hereof. The Company and the Parent hereby acknowledge that a breach of this paragraph shall constitute Good Reason under the Employment Agreement.

          2. Closing of the Transactions Constitutes a Change in Control. The Company and the Parent hereby acknowledge and agree that the Closing of the Transactions will constitute a "Change in Control" within the meaning of the Current Agreements and, accordingly, in the event of the termination of your employment (a "Qualifying Termination") at any time during the 36 month period following the Effective Time (x) by the Company without Cause (other than any such termination due to your death or Disability) or (y) by you for Good Reason (the existence of Cause, Disability and Good Reason to be determined in accordance with the definitions thereof contained in the Current Agreement as modified pursuant to Paragraphs 1, 3, 4, 5 and 8 of this letter agreement), you will be entitled to the payment and benefit provided for under the terms of the Current Agreements in the event of a Qualifying Termination (the "Change in Control Severance Benefits").

          3. Modification to Definition of Good Reason in Connection with Transactions.

          (a) You hereby agree that the definition of Good Reason in the Current Agreements is hereby amended, effective as of the Effective Time, as follows:

          (i) by replacing the entire text of each of Section 1.12.1 of the Severance Agreement, Section 22(m)(I) of the Employment Agreement and Section 21(m)(Y)(i) of the Employment Agreement with the following:

     "the assignment of duties or responsibilities to the Executive which are inconsistent with the Executive's position as at the Effective Time, which include a substantial reduction in his responsibilities, or any breach of the last paragraph of Section 1 of the letter agreement between the Executive and Parent, dated as of March 11, 2001."

provided, however, the changes made in this Paragraph 3(a) to the terms of
Section 1.12.1 of the Severance Agreement, Section 22(m)(I) of the Employment Agreement and Section 21(m)(Y)(i) of the Employment Agreement shall not be effective and the terms of each of Section 1.12.1 of the Severance Agreement,
Section 22(m)(I) of the Employment Agreement and Section 21(m)(Y)(i) of the Employment Agreement
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as in effect on the date hereof shall again become effective in the event of a
"change in control" of the Parent or a "change in control" of the Company (as each such phrase is defined in Section 6.18(1) of the Company Disclosure Letter to the Merger Agreement) occurring at any time during the three year period immediately following the Effective Time (a "Post-Transaction Change in Control").

          (ii) by deleting the entire text of Section 22(m)(Y)(ii) of the Employment Agreement and renumbering clauses (iii) and (iv) of such Section 22(m)(Y) as clauses (ii) and (iii), respectively.

          (b) You hereby acknowledge and agree that, notwithstanding the provisions of Section 1.12.5 of the Severance Agreement, Section 5 of the Employment Agreement and Sections 21(m)(Y)(ii) and 21(m)(Y)(iii) of the Employment Agreement (as redesignated as provided above), if, at any time in the future (other than any time following a Post-Transaction Change in Control), your principal place of employment is relocated to New York (with or without designation by the Chief Executive Officer), such relocation will not constitute Good Reason under the Severance Agreement or the Employment Agreement.

          4. Modification of notice period. You hereby agree that the second sentence of Section 7(d)(ii) of the Employment Agreement is hereby replaced, effective as of the Effective Time, as follows: "In the event of such a termination, the Executive shall comply with any reasonable request of the Company to assist in providing for an orderly transition of authority, but such assistance shall not delay the Executive's termination of employment longer than twelve months (or, in the case of any such termination by the Executive following a "change in control" of the Parent or a "change in control" of the Company (as each such phrase is defined in Section 6.18(1) of the Company Disclosure Letter to the Agreement and Plan of Merger, dated as of March 11, 2001, among Parent, Merger Sub and Company) occurring at any time during the three year period immediately following the Effective Time, a "Post-Transaction Change in Control") six months) beyond the Executive's Notice of Termination." During any transition period permitted by reason of the amendment set forth in this Paragraph 4, the Executive shall receive the same compensation and benefits required to be provided to him under the Employment Agreement immediately prior to the giving of the Executive's Notice of Termination.

          5. Modification of Non-competition restrictions. You hereby agree that, effective as of the Effective Time, the phrase "or occurs after a Change in Control" in the second sentence of Section 13(a) of the Employment Agreement is hereby replaced by the phrase "or occurs following a Post-Transaction Change in Control".

          6. Performance Based Plan for Executive Officers. You hereby acknowledge and agree that the Transactions will not constitute a "Change in Control" for the purposes of Section 10 of the Company Performance-Based Plan for Executive Officers.

          7. Affiliate Letter. You hereby agree to execute and deliver to the Company and the Parent, promptly upon request, an "affiliate" letter acknowledging
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that you are an "affiliate" of the Company and agreeing to comply with the transfer restrictions and other provisions of the Securities Act of 1933, as amended, applicable to affiliates, including, without limitation, Rule 145 promulgated under such Act.

          8. Grants of Re-Load Options. You hereby acknowledge and agree that neither the termination of the provisions contained in your options to purchase shares of common stock of the Company pursuant to which you are granted "re-load options" in connection with certain exercises of such Company options in accordance with the Merger Agreement nor the fact that any options to purchase ordinary shares of Parent that may be granted to you at or after the Effective Time do not contain any provision for re-load options will constitute Good Reason for any purpose of the Current Agreements.

          9. Sale of Parent Shares. You hereby agree that you will not sell or otherwise transfer or dispose of any shares of Company common stock prior to the Closing (or the date on which the Merger Agreement is terminated, if earlier), including any such shares acquired upon the exercise of any options to purchase shares of Company common stock ("Company Options") and any restricted shares of Company common stock, provided that in the event that any such restricted shares of common stock become vested prior to the Effective Time, you shall be permitted to sell that number of shares of Company common stock having an aggregate sales price equal to the Tax Liability incurred by you and currently due in connection with the vesting of such restricted shares.

     "Parent Covered Shares" shall mean all such ordinary shares of the Parent
(i) received by you in the Transactions in exchange for those shares of Company common stock (the "Restricted Company Shares") which were subject to forfeiture restrictions which lapsed immediately prior to the Effective Time (including ordinary shares received in exchange for restricted shares of Company common stock and shares of Company common stock represented by the Performance Award portion of a Performance Based Restricted Stock Award which accompanied the grant of restricted shares) and (ii) to be issued or transferred to you upon exercise of options for ordinary shares of Parent acquired by you pursuant to the Merger Agreement upon the conversion of those Company Options (the "Accelerated Company Options") which became vested and exercisable immediately prior to the Effective Time. "Parent Tax Shares" shall mean, with respect to the Tax Liability (as defined below) the aggregate number of ordinary shares of the Parent having an aggregate sales price (net of commissions) immediately prior to the time a portion of the Tax Liability becomes due and payable which is equal to such portion of the Tax Liability. "Tax Liability" shall mean the actual income and employment tax liability incurred by you in connection with the vesting (immediately prior to the Effective Time) of the Restricted Company Shares.

     You hereby agree that you will not sell or otherwise transfer or dispose of any Parent Covered Shares during the three year period immediately following the Effective Time, provided that (i) you may sell up to one-third (the "Permitted Proportion") of the Parent Covered Shares during each of the first, second and third twelve month periods immediately following the Effective Time provided that to the extent you do not sell any or all of the Permitted Proportion of the Parent Covered
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Shares in such twelve month period, you may sell a number of Parent Covered
Shares equal to the part of the Permitted Proportion not sold in the previous twelve month period or twelve month periods in the next succeeding twelve month period or twelve month periods, and (ii) during a reasonable period (not to exceed 60 days) on or after the date an income tax portion of the Tax Liability in respect of any Parent Covered Shares received in exchange for Restricted Company Shares becomes due and payable, you may sell a number of Parent Tax Shares having an aggregate sales price (net of commissions) at such time equal to such due and payable income tax portion of the Tax Liability in respect of such Parent Covered Shares; and (iii) you may transfer Parent Covered Shares and, if permitted by the terms of any option to which Parent Covered Shares are subject, you may transfer such an option to your spouse, children or grandchildren (including adopted children, stepchildren and grandchildren ("Immediate Family"), to a trust solely for the benefit of you and your Immediate Family, to a partnership or limited liability company whose only partners or shareholders are, and remain, you and members of your Immediate Family or to a charitable foundation established by you subject to such transferee entering into an agreement in such form as Parent shall require by which the transferee agrees to be bound by the same restrictions on sale, transfer or disposal as apply to you by virtue of this paragraph 9. Notwithstanding the foregoing provisions of this paragraph 9, all restrictions on the sale, transfer or disposal of Parent Covered Shares shall immediately lapse upon the earlier of (i) any termination of your employment on or after the Effective Time due to your death or Disability or by the Company without Cause or by you for Good Reason (as such term is defined in the Employment Agreement and the Severance Agreement as modified by the terms of this letter agreement) and (ii) a Post-Transaction Change in Control.

     Without limiting the generality of the foregoing, and for the avoidance of doubt, (i) any ordinary shares of the Parent (A) received by you in the Transactions or (B) otherwise acquired by you before or after the Transactions other than in exchange for the Restricted Company Shares or upon exercise of the converted Accelerated Company Options shall not be Parent Covered Shares and shall not be subject to any of the resale restrictions set forth in this letter agreement and (ii) prior to the Effective Time, you shall have the right to elect to have the Company satisfy the portion of any Tax Liability required to be withheld by the Company related to the lapsing of the restrictions on any or all of the Restricted Company Shares to be satisfied by directing the Company to withhold payment and transfer of the number of Restricted Company Shares having a value equal to such portion of the Tax Liability.


          10. Grant of New Option Over Parent Shares. Parent hereby agrees that it will grant you an option to acquire the greatest number of whole ordinary shares in Parent ("Parent Shares") that is equal to, but not in excess of, the product of (i) the number of Parent Shares having a value, based on the closing middle market quotation of a Parent Share on the date on which the Effective Time occurs, that is equal to the Tax Liability and (ii) 1.75. Parent will grant the option within 15 days after the Effective Time or, if Parent is then prohibited by virtue of any code, regulation, listing rule or law from granting the option, within 15 days of the date when it ceases to be so prohibited. The exercise price per Parent Share payable upon exercise of the option will be equal to the closing middle market quotation of a Parent Share on the date the option is granted.

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     The term of the option will be ten years. The option will be exercisable only on or after the third anniversary of the Effective Time. The option will not be exercisable unless you have remained in employment with the Company until such date, provided that if, prior to such date, you die or your employment terminates due to your Disability or you terminate your employment under the Employment Agreement or the Severance Agreement for Good Reason (as such term is defined in the Employment Agreement and the Severance Agreement, as modified by the terms of this letter agreement) or the Company terminates such employment without Cause you will be entitled to exercise the option on or after the third anniversary of grant until the tenth anniversary of grant. If your employment terminates for any other reason the option will lapse and be canceled immediately upon such termination.

          11. Vesting of Parent Equity Awards. In the event of a Post-Transaction Change in Control, all then outstanding options and other equity awards with respect to Parent Shares previously granted to you will become fully vested and any transfer or forfeiture restrictions applicable thereto will lapse, in each case, effective upon consummation of the transaction constituting the Post-Transaction Change in Control.

          12. Miscellaneous. The terms of the Current Agreements are hereby confirmed except to the extent specifically modified by the terms of this letter agreement. Notwithstanding any other provision of this letter agreement, upon any termination of your employment before the Effective Time due to your death or Disability, this letter agreement shall terminate and shall be deemed null, void and of no effect ab initio. In accordance with Section 15 of the Employment Agreement Parent shall require the Surviving Corporation (as defined in the Merger Agreement) to assume and agree to perform the Employment Agreement, as amended by this letter agreement, in the same manner and to the same extent that the Company would be required to perform it if the Transactions had not taken place.

          13. Governing Law. The terms of this letter agreement shall be governed by the laws of the State of Texas save that the grant of new options over Parent Shares in paragraph 10 shall be governed by the laws of England and Wales.


                                       ***

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          To evidence and confirm your agreement to all of the terms and conditions set forth in this letter agreement, please execute the enclosed copy of this letter agreement in the space provided below and return the executed copy to the Company Secretary of Parent.


SIGNED as a DEED and    )
DELIVERED by            ) /s/ FREDERICK W. GEISSINGER
FREDERICK W. GEISSINGER )
in the presence of:     )



SIGNED by               )
                        ) /s/ MARK S. BERG
for and on behalf of    )
AMERICAN GENERAL        )
CORPORATION             )



SIGNED by               )
                        ) /s/ PETER MAYNARD
for and on behalf of    )
PRUDENTIAL PLC          )